ESCROW AGREEMENT

This Escrow Agreement (as the same may be amended or modified from time to time and including any and all written instructions given to “Escrow Agent” (hereinafter defined) pursuant hereto, this “Agreement”) is made and entered into as of July 20, 2006, by and among Perficient, Inc., a Delaware corporation (“Parent”), Perficient DCSS, Inc., a Delaware corporation (“Buyer”), Digital Consulting & Software Services, Inc., a Texas corporation (“Seller”), and Continental Stock Transfer & Trust Company, as escrow agent (“Escrow Agent”).

WITNESSETH:

WHEREAS, Parent, Buyer and Seller are parties to that certain Asset Purchase Agreement dated as of July 20, 2006 (the “Asset Purchase Agreement”) pursuant to which Seller will receive cash and shares of common stock, par value $0.001 per share, of Parent (“Parent Common Stock”) in connection with the closing of the transactions contemplated by the Asset Purchase Agreement (the “Closing”); and

WHEREAS, at the Closing, Parent, Buyer and Seller have agreed to deposit into escrow with the Escrow Agent one or more certificates in the name of Seller evidencing an aggregate number of shares of Parent Common Stock equal to $1,912,500 divided by the Parent Stock Per Share Price (the “Escrowed Shares”), to be held by the Escrow Agent pursuant to the terms and conditions set forth in this Agreement and the Asset Purchase Agreement pending the occurrence of certain events set forth herein and therein; and

WHEREAS, the purpose of the Escrowed Shares is to secure claims under Article IX of the Asset Purchase Agreement (“Indemnification Claims”); and

WHEREAS, Escrow Agent is willing to serve in such capacity on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Definitions. Unless otherwise defined herein, each capitalized term used in this Agreement shall have the meaning ascribed to such term in the Asset Purchase Agreement.

2. Appointment of Escrow Agent. Each of Parent, Buyer and Seller hereby appoints and designates Escrow Agent as the escrow agent for the purposes and upon the terms set forth herein, and Escrow Agent hereby accepts such appointment and agrees to act as escrow agent hereunder for the purposes and upon the terms set forth herein.

3. Action by the Escrow Agent. Notwithstanding any provision of this Agreement, the parties acknowledge and agree that the Escrow Agent shall not take any action required of it pursuant to this Agreement until the Escrow Agent has received joint written instructions by Parent, Buyer and Seller. The parties further acknowledge and agree that such written instructions shall specify the number of shares, if any, of Parent Common Stock to be distributed from the Escrowed Shares (calculated in accordance with Section 8(d)).

4. Authority of Parent. Each of the parties hereto agrees that Parent shall have authority to settle all Indemnification Claims in accordance with Article IX of the Asset Purchase Agreement on behalf of Buyer, or any of the affiliates of Parent or Buyer. Unless the context otherwise requires, any references to Parent contained herein shall be deemed to be references to Parent and Buyer, and each of their respective affiliates.

5. Seller Representative. If after the Closing and prior to the distribution of the Escrowed Shares, Seller transfers record ownership of or assigns the Escrowed Shares to any of the Seller Interest Holders, each of the parties hereto agree that Seller shall have authority to settle all claims under this Agreement or the Asset Purchase Agreement on behalf of any Seller Interest Holders who are entitled to receive a part of the Escrowed Shares upon the release and distribution from this escrow. Unless the context otherwise requires, any references to Seller contained herein shall be deemed to be references to Seller and to the Seller Interest Holders to the extent Escrowed Shares have been transferred or assigned to the Seller Interest Holders.

6. Deposit of Escrowed Shares.

(a) Escrow Fund. On the Closing Date, (i) Parent shall issue one or more certificates in the name of Seller evidencing the Escrowed Shares to be held in escrow pursuant to the terms and conditions of this Agreement and (ii) Seller shall deliver to Parent an original stock power endorsed by Seller in blank with medallion signature guarantee (“stock powers”). If Seller transfers record ownership of, or assigns the Escrowed Shares after the Closing to the Seller Interest Holders, Seller will deliver or cause to be delivered a stock power to Parent endorsed by each Seller Interest Holder to whom the Escrowed Shares have been transferred or assigned. As soon as reasonably practicable after receipt of such stock power, Parent shall issue certificates for the Escrowed Shares registered in the name of the Seller Interest Holder to be held in escrow pursuant to the terms and conditions of this Agreement. The Escrowed Shares shall constitute an escrow fund (the “Escrow Fund”) with respect to Indemnification Claims of the Purchaser Indemnitees under the Asset Purchase Agreement. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of Seller or of any other Person, including any party hereto. The Escrow Agent agrees to accept delivery of the Escrow Fund and stock powers and to hold the Escrowed Shares and stock powers in an escrow account (the “Escrow Account”), subject to the terms and conditions of this Agreement.

(b) Voting of Escrowed Shares; Sale of Escrowed Shares. Each record owner of the Escrowed Shares shall be entitled to exercise all voting rights with respect to such owner’s Escrowed Shares.

(c) Dividends, Etc. Parent and Seller agree between themselves, for the benefit of Parent and the Escrow Agent, that any securities or other property distributable (whether by way of dividend, stock split or otherwise) in respect of or in exchange for any Escrowed Shares shall not be distributed to the record owners of such Escrowed Shares, but rather shall be distributed to and held by the Escrow Agent in the Escrow Account. Ordinary cash dividends will be paid by Parent directly to Seller or other record owners of such Escrowed Shares and not to the Escrow Agent. Unless and until the Escrow Agent shall actually receive such additional securities or other property, it may assume without inquiry that the Escrowed

Shares currently being held by it in the Escrow Account are all that the Escrow Agent is required to hold. At the time any Escrowed Shares are required to be released from the Escrow Account to any Person pursuant to this Agreement, any securities or other property previously received by the Escrow Agent in respect of or in exchange for such Escrowed Shares shall be released from the Escrow to such Person.

7. Release Date. For purposes of this Agreement, the “Release Date” shall be the day that is one year after the Closing Date.

8. Administration of Escrow Account. Except as otherwise provided herein, the Escrow Agent shall administer the Escrow Account as follows:

(a) If, as of the Release Date, the Escrow Agent has not received written notice of any Indemnification Claims, then the Escrowed Shares shall promptly (and in any event no later than 5 business days thereafter) be released to Seller.

(b) Subject to the terms and conditions set forth in Section 9.04 of the Asset Purchase Agreement, if, at any time on or prior to the Release Date, Parent desires to make a claim against the Escrowed Shares with respect to any Indemnification Claim, then Parent shall, on or prior to the Release Date, deliver a written claim notice (a “Claim Notice”) to Seller and to the Escrow Agent. Such Claim Notice shall (i) state that Parent believes in good faith that it is entitled to all or any portion of the Escrowed Shares and certify that all requirements set forth in Article IX of the Asset Purchase Agreement with respect to such indemnification have been satisfied; (ii) contain a reasonably detailed description of the circumstances supporting such belief; and (iii) indicate the good faith claimed amount of Damages necessary to satisfy such Indemnification Claim (the “Claimed Amount”) and what portion of the Escrowed Shares are expected in good faith to be necessary to satisfy such Indemnification Claim. The number of Escrowed Shares, if any, to be released shall be determined in accordance with Section 8(d) below.

(c) Within 30 days after receipt by Seller of a Claim Notice, Seller may deliver to Parent and to the Escrow Agent a written response (the “Response Notice”) in which Seller may: (i) agree that a whole number of Escrowed Shares equal to the full Claimed Amount may be released from the Escrow Account to Parent; (ii) agree that Escrowed Shares equal to part, but not all, of the Claimed Amount (the “Agreed Amount”) may be released from the Escrow Account to Parent; or (iii) indicate that no part of the Claimed Amount may be released from the Escrow Account to Parent. Any part of the Claimed Amount that is not to be released to Parent shall be the “Contested Amount.”

(A) If Seller does not deliver a Response Notice within such 30-day period, then Seller shall be deemed to have indicated that the entire Claimed Amount may be released from Escrow Account to Parent.

(B) If Seller delivers a Response Notice agreeing that Escrowed Shares equal to the full Claimed Amount may be released from the Escrow Account to Parent, the Escrow Agent shall promptly following the receipt of the Response Notice, deliver to Parent such number of Escrowed Shares equal to the Claimed Amount.

(C) If Seller delivers a Response Notice agreeing that Escrowed Shares equal to part, but not all, of the Claimed Amount may be released from the Escrow Account to Parent, the Escrow Agent shall promptly following the receipt of the Response Notice deliver to Parent such number of Escrowed Shares equal to the Agreed Amount.

(D) If Seller delivers a Response Notice indicating that there is a Contested Amount, Seller and Parent shall attempt in good faith to resolve the dispute related to the Contested Amount. If Parent and Seller shall resolve such dispute, such resolution shall be binding on Seller and Parent and any other Seller Indemnitee and Purchaser Indemnitee, as applicable, and a settlement agreement shall be signed by Parent and Seller and sent to the Escrow Agent, who shall, upon receipt thereof, if applicable, release Escrowed Shares from the Escrow Account in accordance with the specific instructions provided in such agreement.

(E) If Seller and Parent are unable to resolve the dispute relating to any Contested Amount within 45 days after the delivery of the Claim Notice, the settlement of such Contested Amount shall take place by arbitration, in accordance with the below procedures, and then Escrow Agent shall continue to hold the Contested Amount until Escrow Agent receives either: (i) a written notice signed by Parent and Seller, providing specific instructions regarding the delivery of the Contested Amount, if any, to be released from the Escrow Account; or (ii) a final arbitration decision providing specific instructions regarding the delivery of any or all of such Contested Amount. The Contested Amount shall be settled by arbitration conducted by one arbitrator to be mutually agreed to by the parties; provided, however, that if the parties cannot mutually agree on an arbitrator within 15 days of any such written notice, then the arbitration shall be conducted by a panel of three arbitrators, one selected jointly by Parent and Buyer, the second selected by Seller and the third to be mutually agreed upon by the arbitrator selected by Parent and Buyer and the arbitrator selected by Seller. The decision of the arbitrator(s), which, except as set forth below, shall relate solely to whether Parent is entitled to receive the Contested Amount (or a portion thereof) from the Escrow Fund pursuant to the applicable terms of the Asset Purchase Agreement and this Agreement, shall be written and (a) shall be supported by written findings of fact and conclusions of law which shall set forth the basis for the decision of the arbitrator(s) and (b) shall provide specific instructions regarding the delivery of any or all of the Contested Amount. The costs of any such arbitration proceeding shall be shared equally by the parties unless otherwise determined by the arbitrator(s). The arbitrator(s) will also determine if the prevailing party is entitled to any award of attorneys’ fees and costs, which award, if any, will be paid by the non-prevailing party. The decision of the arbitrator(s) shall be binding and conclusive upon the parties to this Agreement. Any such arbitration shall be held in Travis County, Texas under the expedited procedures of the commercial arbitration rules then in effect of the American Arbitration Association.

(d) The number of Escrowed Shares to be released in payment and settlement of any Claimed Amount, Agreed Amount or all or any portion of the Contested Amount which may be awarded to Parent pursuant to Section 8(c)(E) above shall be determined by dividing such Claimed Amount, Agreed Amount or award, as applicable, by the average closing sales price of one share of Parent Common Stock as reported on the Nasdaq Global Market for the thirty (30) consecutive trading days ending on the date that is one (1) trading day immediately preceding the release of such shares (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

9. No Merger. Nothing in this Agreement shall derogate from, or modify in any respect any of the terms and provisions of the Asset Purchase Agreement, including Article IX thereof, with respect to indemnification.

10. Escrow Agent Compensation. Except as hereinafter provided, Escrow Agent shall be reimbursed solely by Parent for all actual out-of-pocket expenses incurred in performing the services required hereunder. The fees of the Escrow Agent (which shall not exceed $200 per month in the aggregate) and any replacement Escrow Agent shall be paid solely by Parent.

11. Limitation of Escrow Agent’s Liability.

(a) Except for Escrow Agent’s gross negligence or willful misconduct, Escrow Agent shall not be responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of any instrument deposited with it, or any notice or demand given to it or for the form of execution of any such instrument, notice or demand or for the identification, authority or rights of any person executing, depositing or giving the same or for the terms and conditions of any instrument, pursuant to which the parties may act.

(b) Escrow Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and shall not incur any liability: (i) in acting upon any signature, notice, demand, request, waiver, consent, receipt or other paper or document reasonably believed by Escrow Agent to be genuine and Escrow Agent may assume that any Person purporting to give it any notice on behalf of any party in accordance with the provisions hereof has been duly authorized to do so; or (ii) in otherwise acting or failing to act under this Agreement, except in the case of Escrow Agent’s gross negligence or willful misconduct.

(c) Escrow Agent shall not be bound by any modification, cancellation or rescission of this Agreement unless the same is in writing and signed by the other parties hereto and a copy thereof has been received by Escrow Agent.

(d) Escrow Agent has executed this Agreement for the sole purpose of agreeing to act as such in accordance with the terms of this Agreement.

(e) Subject to Section 8 hereof, the parties hereto further agree to jointly and severally indemnify Escrow Agent from and against any and all Damages, including reasonable attorneys’ fees which may be asserted against it or to which it may be exposed or may incur by reason of its performance hereunder, except when such performance was grossly or willfully negligent.

12. Successor Escrow Agent. In the event the Escrow Agent becomes unavailable or unwilling to continue as escrow agent under this Agreement, the Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving its written resignation to the parties to this Agreement. Such resignation shall take effect not less than 30 days after it is given to all parties hereto; provided, however, that such resignation shall in no event take effect before the successor to the Escrow Agent shall have been appointed pursuant to this Section 12. Parent and Seller shall designate a successor to the Escrow Agent prior to the expiration of such 30-day period by giving written notice to the Escrow Agent. The Escrow Agent shall promptly transfer all assets in the Escrow Account to such designated successor. If no successor Escrow Agent is designated prior to the expiration of such 30-day period, the Escrow Agent can apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent or for other appropriate relief. Parent may appoint a successor Escrow Agent only with the consent of Seller (which consent shall not be unreasonably withheld or delayed). The Escrow Agent shall act in accordance with written instructions from Parent and Seller as to the transfer of the Escrow Fund to a successor escrow agent.

13. Removal of Escrow Agent. The Escrow Agent may be removed at any time by mutual agreement of Parent and Buyer, on the one hand, and Seller, on the other hand, by giving not less than 30 days’ prior written notice to the Escrow Agent. Prior to the expiration of such 30-day period, Parent and Buyer, on the one hand, and Seller, on the other hand, shall designate, by mutual consent, a successor escrow agent. If no successor escrow agent is appointed within such 30-day period, the Escrow Agent may deposit the amounts remaining in the Escrow Fund with a court of competent jurisdiction located in Austin, Texas, whereupon the Escrow Agent shall be discharged of all duties and obligations hereunder.

14. Miscellaneous.

(a) Notice. All notices hereunder shall be given in accordance with the notice provisions of the Asset Purchase Agreement. In addition, notices to Escrow Agent shall be addressed to it at:

Continental Stock Transfer & Trust Company
17 Battery Place, 8th Floor
New York, New York 10004
Attn: Compliance

In addition, notices to Seller shall be addressed to:

Digital Consulting & Software Services, Inc.
One Sugar Creek Center Blvd., Suite 500
Sugar Land, Texas 77478-3556
Attention: Chief Financial Officer
Phone: (512) 542-8427
Facsimile: (512) 236-3216

with a copy (which shall not constitute notice) to:

Mayer, Brown, Rowe & Maw LLP
700 Louisiana, Suite 3400
Houston, Texas 77002
Attention: Robert F. Gray, Jr.
Phone: (713) 238-2600
Facsimile: (713) 238-4600

Notices to Parent or Buyer shall be addressed to:
Perficient, Inc.
1120 South Capital of Texas Highway
Building 3, Suite 200
Austin, Texas 78746
Attention: John T. McDonald, Chief Executive Officer
Phone: (512) 531-6000
Facsimile: (512) 531-6011

with a copy (which shall not constitute notice) to:

Vinson & Elkins LLP
The Terrace 7
2801 Via Fortuna, Suite 100
Austin, Texas 78746
Attention: J. Nixon Fox III, Esq.
Phone: (512) 542-8427
Facsimile: (512) 236-3216

(b) Successors and Assigns. This Agreement shall be binding upon each of the parties hereto and each of their respective successors and assigns, if any. Nothing in this Agreement is intended to confer, or shall be deemed to confer, any rights or remedies upon any person or entity other than the parties hereto and their successors and assigns. This Agreement shall inure to the benefit of: Seller, Parent, Escrow Agent and their respective successors and assigns, if any, of the foregoing.

(c) Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

(d) Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

(e) Tax Reporting Information and Certification of Tax Identification Numbers.

(i) The parties hereto agree that, for tax reporting purposes, all dividends or other income, if any, attributable to the Escrowed Shares or any other amount held in escrow by the Escrow Agent pursuant to this Agreement shall be allocable to Seller or, upon notice to the Escrow Agent, the record holders of the Escrowed Shares on a proportionate basis. The parties agree to report the deposit of the Escrowed Shares into escrow or the deposit of any other amount held in escrow by the Escrow Agent, and the release of such amounts pursuant to

Sections 7 and 8, as an installment sale, to be taken into account under the installment method described in section 453 of the Internal Revenue Code of 1986, as amended.

(ii) The parties agree to provide the Escrow Agent with certified tax identification numbers for each of them by furnishing appropriate forms W-9 (or Forms W-8, in the case of non-U.S. persons) and other forms and documents that the Escrow Agent may reasonably request (collectively, “Tax Reporting Documentation”) to the Escrow Agent within 30 days after the date hereof. Upon any transfer of the record ownership of the Escrowed Shares by Seller to the Seller Interest Holders, the appropriate Tax Reporting Documentation shall be provided to Escrow Agent by the Seller Interest Holders. The parties hereto understand that, if such Tax Reporting Documentation is not so certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code, as it may be amended from time to time, to withhold a portion of any interest or other income earned on the investment of monies or other property held by the Escrow Agent pursuant to this Agreement.

(iii) The Escrow Agent shall comply with all applicable filing or reporting requirements attributable to the deposit of the Escrowed Shares into escrow or the deposit of any other amount held in escrow by the Escrow Agent.

(f) Construction.

(i) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(ii) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(iii) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(iv) This Agreement shall be construed pursuant to the laws of the State of Texas in effect at the time of such construction without giving effect to conflicts of laws principles.

(v) Nothing in this Agreement shall be construed to limit or abridge the rights and obligations of Parent, Buyer, the Company or Seller under the Asset Purchase Agreement.

(g) Termination. This Agreement shall terminate upon the earliest occurrence of any of the following events: (i) the written agreement of Parent, Buyer and Seller; or (ii) upon the delivery by Escrow Agent of all of the Escrowed Shares in accordance with the terms of this Agreement; provided, however, that Section 8(c) shall survive any termination of this Agreement.

(h) Incorporation. The preamble to this Agreement is incorporated herein by this reference.

(i) Severability. In the event any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision of this Agreement and each and every other provision of this Agreement shall continue in full force and effect.

(j) Waiver of Breach. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach by any party.

(k) Section Headings. Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(l) Counterparts and Facsimile Signatures. This Agreement may be executed in one or more counterparts in which event all of said counterparts shall be deemed to constitute one original of this Agreement. Furthermore, this Agreement may be executed by the facsimile signature of any party hereto, it being agreed that facsimile signature of any party hereto shall be deemed an ink-signed original for all purposes.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Parent Perficient, Inc.	Seller Digital Consulting & Software Services, Inc.
By: /s/ John T. McDonald	/s/ Robert Patterson
Printed Name: John T. McDonald	Printed Name: Robert Patterson
Title: Chief Executive Officer	Title: Chief Operating Officer

Buyer Perficient DCSS, Inc.	Escrow Agent Continental Stock Transfer & Trust Company
By: /s/ John T. McDonald	By: /s/ Frank A. DiPaolo
Printed Name: John T. McDonald	Printed Name:Frank A. DiPaolo
Title: Chief Executive Officer	Title: CFO